                                                                     EXHIBIT 2.1





                            ASSET PURCHASE AGREEMENT

                                  BY AND AMONG

                            SIMULATION SCIENCES INC.,

                                       AND

                          W.R. BILES & ASSOCIATES, INC.

                                       AND

                                WILLIAM R. BILES


                            Dated September 30, 1997

                                TABLE OF CONTENTS
                                                                            PAGE
                                                                            ----

ARTICLE I  THE ACQUISITION....................................................1

     1.1    Purchase of Assets................................................1
     1.2    Risk of Loss......................................................3
     1.3    Consideration.....................................................3
     1.4    Closing...........................................................4
     1.5    Post-Closing Adjustment...........................................4

ARTICLE II  REPRESENTATIONS AND WARRANTIES OF SELLER..........................6

     2.1    Organization of Seller............................................6
     2.2    Authority; Consents...............................................6
     2.3    Restrictions on Business Activities...............................7
     2.4    Absence of Liens and Encumbrances.................................7
     2.5    Intellectual Property.............................................7
     2.6    Employee Benefit Plans............................................9
     2.7    Employee Relations...............................................10
     2.8    Agreements, Contracts and Commitments............................11
     2.9    Seller Financial Statements; Operations Since Balance Sheet Date.11
     2.10   No Undisclosed Liabilities.......................................11
     2.11   No Adverse Changes...............................................11
     2.12   Tax and Other Returns and Reports................................12
     2.13   Conduct of Business..............................................13
     2.14   Warranties.......................................................13
     2.15   Governmental Authorization.......................................14
     2.16   Litigation.......................................................14
     2.17   Brokers' and Finders' Fees; Third Party Expenses.................14
     2.18   Employee Arrangements............................................14
     2.19   Agreement Regarding Inventions and Other Intellectual Property...14
     2.20   Environmental Laws...............................................14
     2.21   Compliance with Laws.............................................14
     2.22   Complete Copies of Materials.....................................14
     2.23   Restrictive Agreements...........................................14
     2.24   Accounts Receivable..............................................15
     2.25   Delivery of Material Documents...................................15
     2.26   Representations Complete.........................................15

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF BUYER.........................15

     3.1    Organization, Standing and Power.................................15

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                                TABLE OF CONTENTS
                                   (CONTINUED)

                                                                           PAGE
                                                                           ----

     3.2    Authority........................................................15
     3.3    Cash Consideration...............................................16
     3.4    Brokers' and Finders' Fees; Third Party Expenses.................16

ARTICLE IV  ADDITIONAL AGREEMENTS............................................16

     4.1    Protection of Assets by Seller...................................16
     4.2    Access to Information............................................16
     4.3    Access to Books and Records......................................16
     4.4    Best Efforts.....................................................17
     4.5    Confidentiality..................................................17
     4.6    Expenses.........................................................18
     4.7    Public Disclosure................................................18
     4.8    Notification of Certain Matters..................................18
     4.9    Payment of Excluded Obligations..................................18
     4.10   Post-Closing Employment of the New Employees.....................18
     4.11   Employment Agreements............................................19
     4.12   Operations Prior to the Closing..................................19
     4.13   Additional Documents and Further Assurances......................19
     4.14   Tax Returns......................................................20
     4.15   Withholding Taxes................................................20
     4.16   Customers........................................................20
     4.17   Covenant Not to Compete..........................................20
     4.18   Termination of Seller/401(k) Plan................................20
     4.19   Assumption of Office Lease.......................................21
     4.20   Stockholder's Participation in Buyer's Medical Plan..............21

ARTICLE V  INDEMNIFICATION...................................................21

     5.1    Indemnity........................................................21
     5.2    Expiration of Indemnification....................................22
     5.3    Indemnification Procedure in the Event of Loss...................22
     5.4    Indemnification Procedure in the Event of Purchase
            Price Adjustment.................................................22
     5.5    Additional Provisions............................................22
     5.6    Arbitration......................................................22
     5.7    Trigger for Indemnification Obligation...........................23
     5.8    Mediation........................................................23
     5.9    Scope of Indemnity...............................................23

                                TABLE OF CONTENTS
                                   (CONTINUED)


                                                                            PAGE
                                                                            ----

ARTICLE VI  CONDITIONS TO THE ACQUISITION....................................23

        6.1    Conditions to Obligations of Each Party to Effect
               the Acquisition...............................................23
        6.2    Additional Conditions to Obligations of Seller................23
        6.3    Additional Conditions to the Obligations of Buyer.............24

ARTICLE VII  TERMINATION, AMENDMENT AND WAIVER...............................26

        7.1    Termination...................................................26
        7.2    Effect of Termination.........................................26
        7.3    Amendment.....................................................27
        7.4    Extension; Waiver.............................................27

ARTICLE VIII  GENERAL PROVISIONS.............................................27

        8.1    Survival of Representations and Warranties....................27
        8.2    Notices.......................................................27
        8.3    Interpretation................................................28
        8.4    Counterparts..................................................28
        8.5    Entire Agreement..............................................28
        8.6    Severability..................................................29
        8.7    Other Remedies................................................29
        8.8    Governing Law.................................................29
        8.9    Rules of Construction.........................................29
        8.10   Waiver of Jury Trial..........................................29
        8.11   Waiver of Certain Damages.....................................30


EXHIBIT             DESCRIPTION
-------             -----------

Exhibit A*          Assets

Exhibit B*          Assumed Obligations

Exhibit C*          Excluded Obligations

Exhibit D*          Disclosure Schedule

Exhibit E*          Form of Seller License Agreement

Exhibit F*          Form of Buyer Agreement Regarding Intellectual Property

Exhibit G*          New Employees

Exhibit H*          Form of Escrow Agreement

Exhibit I*          Assigned Contracts

Exhibit J*          Form of Buyer Employment Agreement


------------
* This exhibit to the Asset Purchase Agreement has been omitted as part of
  Exhibit 2.1 to the Current Report on Form 8-K pursuant to Item 601(b)(2) of Regulation S-K under the Securities Act of 1933, as amended. Pursuant to such
  Item 601(b)(2) of Regulation S-K, the Registrant agrees to furnish supplementally a copy of such omitted exhibit to the Securities and Exchange Commission upon request.

                            ASSET PURCHASE AGREEMENT


        This ASSET PURCHASE AGREEMENT (the "Agreement") is made and entered into as of September 30, 1997 by and among Simulation Sciences Inc., a Delaware corporation ("Buyer"), W.R. Biles & Associates, Inc., a Delaware corporation ("Seller") and William R. Biles, a co-founder and the principal stockholder of Seller (the "Stockholder" and collectively with Seller, the "Sellers").

                                R E C I T A L S:

        A. Seller is engaged in the business of providing information management and supervisory control software and engineering services to the process industries and certain other manufacturers, and is the owner of certain tangible and intangible assets, which assets are used in such business and together constitute the "Assets". The Assets include without limitation certain software including the AIM Suite and the AIM/AT Suite (the "Software"), such Assets as more fully described on Exhibit A hereto. The Assets, together with all other elements, practices and personnel necessary to sustain Seller as presently operated and as proposed by Seller's current management to be operated together constitute the "Business."

        B. Seller wishes to sell the Assets to Buyer and Buyer wishes to acquire such Assets and assume certain specified liabilities of Seller relating to the Business on the terms set forth in this Agreement (the "Acquisition").


                               A G R E E M E N T:

        NOW, THEREFORE, in consideration of the representations, warranties and covenants set forth herein, the parties agree as follows:


                                    ARTICLE I

                                 THE ACQUISITION

        1.1    Purchase of Assets.

               (a) Purchase and Sale of Assets. On the terms and subject to the conditions set forth in this Agreement, and on the Closing Date (as defined in Section 1.4(a)), Seller will sell, convey, transfer, assign and deliver to Buyer and Buyer will purchase and acquire from Seller, all of Seller's right, title and interest in and to the Assets free and clear of all liens, pledges, charges, claims, security interests or other encumbrances of any sort (collectively, "Liens"), except for liens for taxes not yet due and payable and statutory liens arising in the ordinary course of the Business, provided such liens are not material and/or are disclosed on Schedule 2.4 hereto ("Permitted Liens"). The Assets include without limitation the following:

                       (i) all patents, patent applications, copyrights, trademarks, service marks, trade names, trade secrets, proprietary information, technology rights and licenses, all electronic rights, multimedia rights, interactive rights, moral rights, new media rights, reacquisition rights and publication rights, proprietary rights and processes, know-how, research and development in progress, and any and all other intellectual property including, without limitation, all things authored, discovered, conceived or first reduced to practice by Seller or any of its employees in the course of their employment by Seller that pertain to the Assets, whether tangible or intangible, in any stage of development and all rights of any kind in or to any of the foregoing (collectively, the "Intellectual Property");

                      (ii) all rights and ownership of the Software, including but not limited to all versions of the Software, and all copies of the Software (including revisions and updates in process), and all technical, design, development, installation, operation and maintenance information concerning the Software, including source code, source documentation, source listings and annotations, engineering notebooks, test data and test results, all in sufficient detail to permit a reasonably skilled software developer not involved in the development of the Software to maintain, enhance and correct errors in the Software without assistance from or reference to any other persons or materials as well as all reference manuals and support materials normally distributed to end-users and potential end-users in connection with the distribution of the Software;

                      (iii) all of Seller's claims against any parties relating to any Asset, the Business or any Contract (as defined below) necessary to operate the Business or otherwise material to the Business, including without limitation, unliquidated rights under manufacturers' and vendors' warranties or guaranties; provided, however, that this Section 1.1(a)(iii) shall not apply to claims by Seller against Mr. Ron Hall, the former President of Seller; such rights against Mr. Hall shall be retained by Seller. "Contracts" shall mean all agreements, licenses and commitments, written or oral, relating to the Business or any of the Assets to which Seller is a party, beneficiary or by which it is bound;

                      (iv) all of Seller's rights pertaining to the Software under any software development, consulting and maintenance Contracts;

                       (v) all other Assets, including, without limitation, litigation claims, customer lists, potential customer lists, proposals, operating manuals, employee records, potential employee lists, accounting records, business strategy plans, projects under development, lead referral methods, co- selling arrangements, distribution methods and contacts, management plans, related business opportunities and so on.

        To the extent delivery of the Assets involves physical delivery, Seller shall be required to so deliver the Assets at the Closing (as defined in Section 1.4(a)).


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



               (b) Assumption of Obligations. Buyer shall assume only such liabilities and obligations of Seller described on Exhibit B as "Assumed Obligations" (collectively, the "Assumed Obligations"). Without limiting the foregoing, it is expressly agreed that other than the Assumed Obligations as set forth in Exhibit B, Buyer shall not assume (i) the liabilities and obligations of Seller set forth in Exhibit C (the "Excluded Obligations") or (ii) any liabilities or obligations for employment, income, sales, property or other Taxes incurred or accrued by Seller or that would have been accrued by Seller under generally accepted accounting principles assuming Seller reports taxes on the accrual method of accounting.

        1.2 Risk of Loss. In the event any of the Assets are unavailable for delivery to Buyer on the Closing Date as a result of risks for which such Assets were insured by Seller, Buyer may at its option elect (i) to require Seller to deliver to Buyer assignments of such Seller's rights or proceeds under its insurance policies, if any, applicable to such Assets and to close the Acquisition on that basis, or (ii) if such unavailable Assets are material to the Business as determined by Buyer acting in good faith, to not close due to the failure of a condition to the Closing.

        1.3    Consideration.

               (a) Consideration for Assets. On the terms and subject to the conditions set forth in this Agreement (including, without limitation, the provisions of Section 5.1(a) hereof), as full payment for the sale of the Assets by Seller to Buyer, Buyer shall pay to Seller the "Purchase Price" as follows:

        At the Closing, the amount of $2,500,000 shall be payable by wire transfer of immediately available funds, provided that amounts of (i) $625,000 (the "Escrow Cash") and (ii) $300,000 (the "Purchase Price Adjustment Escrow Cash" and collectively with the Escrow Cash the "Total Escrow Cash") shall be deposited into escrow by wire transfer or check and subsequently released pursuant to Articles I and V hereof and the Escrow Agreement (as defined herein). Seller shall receive at Closing in immediately available funds $1,575,000 which will not be subject to escrow (the "Non-Escrow Cash"), less $302,712.33; such amount equal to principal and accrued interest on the outstanding loans between Buyer and Seller evidenced by those certain promissory notes dated August 15, 1997 and September 10, 1997.

               (b) Transaction Taxes. Seller shall pay and promptly discharge when due all sales, transfer or recording Taxes imposed or levied by reason of the sale of the Assets to Buyer. For purposes of the Agreement, "Taxes" means any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

        1.4    Closing.

               (a) Closing. Unless this Agreement is earlier terminated pursuant to Section 7.1, the closing of the transactions contemplated by this Agreement (the "Closing") shall be held at the offices of Sheinfeld, Maley & Kay, Houston, Texas at 10:00 a.m., local time, on September 30, 1997, or at such other time or on such other date as Buyer and Seller agree (the actual date on which the Closing occurs is referred to herein as the "Closing Date"); provided that no party shall be obligated to close after November 30, 1997.

               (b) Delivery. At the Closing:

                       (i) Seller shall deliver to Buyer all bills of sale, endorsements, assignments, consents to assignments that Seller has obtained and other instruments and documents as Buyer may reasonably request to sell, convey, assign, transfer and deliver to Buyer all its right, title and interest in and to all the Assets free and clear of any and all Liens, except for Permitted Liens and except as set forth on Schedule 2.4; and

                      (ii) Seller, on the one hand, and Buyer, on the other hand, shall deliver or cause to be delivered to one another the documents and other instruments that give Buyer assurances that Seller shall fully pay and discharge the Excluded Obligations promptly after the Closing, and such other instruments and documents reasonably necessary or appropriate to evidence the due execution, delivery and performance of this Agreement.

               (c) Taking of Necessary Action; Further Action. If, at any time after the Closing Date, any further action is reasonably necessary or desirable to carry out the purposes of this Agreement and to vest Buyer with all right, title, interest in and to (and possession of) the Assets, Seller shall take such action promptly, including any necessary actions to obtain necessary waivers, consents and approvals. Upon request of Seller, Buyer shall deliver to Seller an instrument of assumption of obligations by which Buyer shall assume the Assumed Obligations.

        1.5    Post-Closing Adjustment.

               (a) Within seven (7) days following the Closing Date, Seller shall, at its expense, prepare, or cause to be prepared, and deliver to Buyer an unaudited Balance Sheet as of the close of business on the Closing Date (the "Closing Balance Sheet"), along with all details supporting the accounts set forth on such balance sheet. The Closing Balance Sheet shall be prepared (i) in good faith and (ii) in a manner consistent with the preparation of the Seller's Balance Sheet as of August 20, 1997 (the "8/20/97 Balance Sheet").

               (b) Buyer shall, within four (4) days after the delivery by Seller of the Closing Balance Sheet, complete its review of the same. In the event that Buyer determines that the Closing Balance Sheet has not been prepared in good faith and in a manner consistent with the preparation of the 8/20/97 Balance Sheet, then Buyer shall inform Seller in writing (the "Buyer's Objection"), setting forth a specific description of the basis of Buyer's Objection and the adjustments which Buyer believes should be made, on or before the last day of such 4-day period. After delivery of Buyer's Objection, Seller shall have four
(4) days to respond. During such 4-day period, Buyer and Seller shall use best efforts to resolve any disagreements with respect to the Closing Balance Sheet. If Seller and Buyer are unable to resolve all of their disagreements with respect to the determination of the foregoing items within such 4-day period following the delivery of Buyer's Objection, they shall refer their remaining differences to Deloitte &Touche LLP (the "CPA Firm"), which shall, acting as experts and not as arbitrators, review, and only with respect to the remaining differences so submitted, propose to what extent, if any, the Closing Balance Sheet requires adjustment. Seller and Buyer shall direct the CPA firm to render its determination within five (5) days. The CPA Firm's review shall be conclusive and binding upon Buyer and Seller. The fees and disbursements of the CPA Firm shall be shared equally by Buyer, on the one hand, and Seller, on the other hand. Buyer and Seller shall make readily available to the CPA Firm all relevant books and records and any work papers (including those of the parties' respective accountants) relating to the Closing Balance Sheet and all other items reasonably requested by the CPA Firm. The "Adjusted Closing Balance Sheet" shall be (i) the Closing Balance Sheet in the event that (A) no Buyer's Objection is delivered to Seller during the 4-day period immediately following the delivery of the Closing Balance Sheet, or (B) Seller and Buyer so agree,
(ii) the Closing Balance Sheet, adjusted in accordance with Buyer's Objection in the event that (A) Seller does not respond to Buyer's Objection within the 4-day period following receipt by Seller of Buyer's Objection or (B) Seller and Buyer so agree, or (iii) the Closing Balance Sheet, adjusted in accordance with the mutual agreement of Seller and Buyer or (iv) the Closing Balance Sheet, as adjusted by the CPA Firm.

               (c) Buyer shall provide Seller and its accountants full access to the accounting records and any other information, including work papers of its accountants, and to any employees to the extent reasonably necessary for Seller to prepare the Closing Balance Sheet. Buyer and its accountants shall have full access to all information used by Seller in preparing the Closing Balance Sheet, including the work papers of its accountants.

               (d) Following finalization of the Adjusted Closing Balance Sheet, the parties shall determine the "net value" of the following items of Seller on its balance sheet as of the Closing Date: "Cash," "Fees Receivable" (less allowance for doubtful accounts), "Note Receivable -- Biles N.V.," "Accounts Payable," "Commissions Payable," "Note Payable -- S. Biles," "Royalty/Commissions Payable." For purposes of computing Closing Net Working Capital as defined below, For the 8/20/97 Balance Sheet, this amount shall be referred to hereinafter as the "8/20/97 Net Working Capital Deficit," and at August 20, 1997 was equal to $734,000. For the Adjusted Closing Balance Sheet this amount, less $25,000 shall be referred to hereinafter as "Closing Net Working Capital Deficit."

               (e) In the event of a difference between the Closing Net Working Capital Deficit and 8/20/97 Deficit, a "Purchase Price Adjustment" shall be made as follows:

                      (i) If the Closing Net Working Capital Deficit is less than the 8/20/97 Net Working Capital Deficit, Buyer shall, within 10 days, pay the difference to Seller in cash and deliver to

Escrow Agent and Seller a "Purchase Price Adjustment Escrow Cash Release Notice" which shall instruct Escrow Agent to release the full amount of Purchase Price Adjustment Escrow Cash to Seller.

                      (ii) If the Closing Net Working Capital Deficit is greater than 8/20/97 Net Working Capital Deficit by an amount equal to or less than $100,000, then Buyer shall be responsible for satisfying such deficiency. Additionally, Buyer shall, within 10 days, deliver to Escrow Agent and the Seller the Purchase Price Adjustment Escrow Cash Release Notice.

                      (iii) If the Closing Net Working Capital Deficit exceeds the 8/20/97 Net Working Capital Deficit by an amount in excess of $100,000 but not greater than $400,000, then Buyer shall be entitled to permanently retain an amount of the Purchase Price Adjustment Escrow Cash equal to such excess for purposes of satisfying such deficiency.

                      (iv) If the Closing Working Capital Deficit exceeds $400,000, the amount of "Accounts Payable" and/or "Royalty Commissions Payable" to be assumed by Buyer shall be reduced to a level such that the Closing Net Working Capital Deficit does not exceed $400,000.


                                   ARTICLE II

                    REPRESENTATIONS AND WARRANTIES OF SELLER

        Sellers, jointly and severally, represent and warrant to Buyer, subject to such exceptions as are specifically disclosed in Exhibit D hereof (such disclosures reciting the paragraph numbers in this Agreement to which they refer) (the "Disclosure Schedule"), as follows:

        2.1 Organization of Seller. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has the corporate power to own its properties and to carry on its business as now being conducted. Seller is duly qualified to do business and is in good standing in each jurisdiction in which failure to be so qualified would have a material adverse effect on the Assets or Business (hereinafter referred to as a "Material Adverse Effect").

        2.2    Authority; Consents.

               (a) Seller. Seller has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and to own, license or lease the Assets and to operate and use the Assets and to carry on its business as presently conducted. The execution and delivery of this Agreement and the Exhibits and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Seller. This Agreement and the Exhibits hereto have been duly executed and delivered by Seller and are valid, binding and enforceable obligations of Seller, enforceable in accordance with their terms except as such enforceability may be limited by bankruptcy or similar laws and general principles of equity. The execution and delivery of this Agreement and the Exhibits hereto by Seller does not, and, as of the Closing, the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or default under or give rise to a right of termination or acceleration of any obligation or loss of any benefit under (i) any provision of the Certificate of Incorporation or Bylaws of Seller or (ii) any agreement or instrument, permit, judgment, statute, law, rule or regulation applicable to Seller or its properties or assets. No consent, waiver, approval, or registration, declaration or filing with, any court, administrative agency or other federal, state, county, local or foreign governmental authority, or agency having jurisdiction over Seller ("Governmental Entity") or any third party, is required by or with respect to Seller in connection with the execution and delivery of this Agreement or the Exhibits or the consummation of the transactions contemplated hereby or thereby.

               (b) Stockholder. Stockholder has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. That certain Statutory Durable Power of Attorney dated October 14, 1993 executed by Stockholder is valid and enforceable under all applicable laws, statutes, regulations and orders and is in full force and effect on the date hereof. This Agreement and the Exhibits hereto have been duly executed and delivered by or on behalf of Stockholder and are valid, binding and enforceable obligations of Stockholder, enforceable in accordance with their terms except as such enforceability may be limited by bankruptcy or similar laws and general principles of equity. The execution and delivery of this Agreement and the Exhibits hereto by or on behalf of Stockholder does not, and, as of the Closing, the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or default under or give rise to a right of termination or acceleration of any obligation or loss of any benefit under any agreement or instrument, permit, judgment, statute, law, rule or regulation applicable to Stockholder or his properties or assets. No consent, waiver, approval, or registration, declaration or filing with, any court, administrative agency or other federal, state, county, local or foreign governmental authority, or agency having jurisdiction over Stockholder ("Governmental Entity") or any third party, is required by or with respect to Stockholder in connection with the execution and delivery of this Agreement or the Exhibits or the consummation of the transactions contemplated hereby or thereby.

        2.3 Restrictions on Business Activities. There is no agreement, commitment, judgment, injunction, order or decree binding upon Seller or the Assets which has or could reasonably be expected to have the effect of impairing any use by Buyer of the Assets or operations by Buyer of the Business following the Closing.

        2.4    Absence of Liens and Encumbrances. Except as set forth on
Schedule 2.4, Seller has all right, title and interest in and to all of the Assets, free and clear of any Liens, except for Permitted Liens. Except as set forth on Schedule 2.4(a), Seller has full right and power to, and at the Closing, will transfer and deliver to Buyer all right, title and interest in and to all the Assets free and clear of all Liens, except for Permitted Liens.

        2.5    Intellectual Property.

               (a) "Intellectual Property" shall be defined as all patents, patent applications, copyrights, trademarks, service marks, trade names, trade secrets, proprietary information, technology rights and licenses, all electronic rights, multimedia rights, interactive rights, moral rights, new media rights, reacquisition rights and publication rights, proprietary rights and processes, know-how, research and development in progress, and any and all other similar rights.

               (b) Ownership. Except as set forth in Schedule 2.5(b)(i) Seller owns and has good and exclusive title to each item of Intellectual Property relating directly to the Business listed on Schedule 2.5(b)(i), free and clear of any Lien; and (ii) Seller is the exclusive owner of all trademarks and trade names used in connection with the operation or conduct of the Business, including the sale of any products or the provision of any services by Seller. Seller owns exclusively, and has good title to, all copyrighted works that are Seller's products or other works of authorship which Seller otherwise purports to own. To the extent that any work, invention or material has been developed or created by a third party for Seller, Seller has a written agreement with such third party with respect thereto, and Seller thereby has obtained ownership of, and is the exclusive owner of, all Intellectual Property relating directly to the Business in such work, material or invention by operation of law or by valid assignment. Except as set forth in Schedule 2.5(b)(ii), Seller has not transferred ownership of, or granted any exclusive license with respect to, any Intellectual Property relating directly to the Business that is or was Intellectual Property relating directly to the Business, to any third party.

               (c) Contracts and Licenses. The following Schedules list all contracts, licenses and agreements to which Seller is a party: 2.5(c)(i) with respect to Intellectual Property licensed or transferred to any third party; and 2.5(c)(ii) pursuant to which a third party has licensed or transferred any Intellectual Property to Seller, with a potential value or cost in excess of $10,000. Exhibit E is the form of agreement pursuant to which, Seller licenses Intellectual Property or products to third parties and Schedule 2.5(c)(iii) lists any agreements pursuant to which Seller has licensed any Intellectual Property or products to any third party that differs in any material respect from such agreement. The contracts, licenses and agreements listed on Schedules 2.5(c)(i), (ii) and (iii) are in full force and effect. The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination or suspension of such contracts, licenses and agreements except as set forth in Schedule 2.5(a)(v). Seller is in compliance with, and has not breached any term of any of such contracts, licenses and agreements except as set forth in Schedule 2.5(c)(iv). Except as set forth in Schedule 2.5(c)(v) following the Closing Date, Buyer will be permitted to exercise all of Seller's rights under the contracts, licenses and agreements listed on Schedule 2.5(c)(i), (ii) and (iii) to the same extent Seller would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which Seller would otherwise be required to pay, except for the Assumed Liabilities at Closing.
Schedule 2.5(c)(vi) lists all material contracts, licenses and agreements between Seller and any third party wherein or whereby Seller has agreed to, or assumed, any obligation or duty to warrant, indemnify, hold harmless or otherwise assume or incur any obligation or liability with respect to the infringement or misappropriation by Seller or such third party of the Intellectual Property of any third party.

               (d) No Infringement. The operation of the Business as such business currently is conducted, or reasonably is contemplated to be conducted, including Seller's design, development, manufacture, marketing and sale of the Software or services of Seller (including with respect to products currently under development) has not, does not and will not infringe or misappropriate the Intellectual Property of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction. Seller has not received notice from any third party that the operation of the Business or any act, product or service of Seller, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction. Except as set forth on Schedule 2.5(d), there have been, and are, no claims asserted against Seller or to the best of Seller's knowledge against any customer of Seller, related to any product or service of Seller.

               (e) No Proceedings. Schedule 2.5(e) lists all proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office ("PTO") or equivalent authority anywhere in the world) related to any Intellectual Property related directly to the Business. No Intellectual Property related directly to the Business is subject to any proceeding or outstanding decree, order, judgment, agreement or stipulation restricting in any manner the use, transfer or licensing thereof by Seller, or which may affect the validity, use or enforceability of such Intellectual Property.

               (f) Protection and Maintenance. Schedule 2.5(f) is a list of each item of Intellectual Property related directly to the Business registration, maintenance and renewal fees in connection with such Intellectual Property has been made and each such item has been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Intellectual Property.

               (g) No Infringers. Except as set forth on Schedule 2.5(g), to the knowledge of Seller, no Person has infringed or is infringing or misappropriating Intellectual Property.

        2.6    Employee Benefit Plans.

               (a) Insofar as any Employee Benefit Plans (as defined below) relate to past or present employees of Biles, Schedule 2.6(a) lists all Employee Benefit Plans (as defined below) that Seller maintains, to which it contributes or has an obligation to contribute, or with respect to which Seller otherwise has any liability or reasonable expectation of liability, including all Employee Benefit Plans maintained or contributed to by members of the controlled group of companies (within the meaning of Section 414 of the Internal Revenue Code, hereafter the "Code") of which Seller is or, within the five (5) year period preceding the date of this Agreement, ever was a member. For purposes of this Agreement, (i) the term "Employee Benefit Plan" means any employee benefit plan (as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and any other employee compensation or benefit plan, policy, program, or arrangement, whether or not in writing, whether or not terminated, whether or not funded, whether or not covering U.S. or non-U.S.

employees and whether or not subject to ERISA and (ii) the term "Plan" means each Employee Benefit Plan set forth on Schedule 2.6(a) and each other Employee Benefit Plan, if any, improperly omitted from such Schedule.

               (b) No Plan is (i) a defined benefit plan (as such term is defined in Section 3(35) of ERISA) or defined contribution plan (as such term is defined in Section 3(34) of ERISA) that is subject to the minimum funding requirements of Section 412 of the Code or Section 302 of ERISA, (ii) a multiemployer plan (as such term is defined in Section 3(37) of ERISA), (iii) an Employee Benefit Plan of the type described in Sections 4063 and 4064 of ERISA or in Section 413(c) of the Code (and regulations promulgated thereunder), or
(iv) an Employee Benefit Plan which provides health, life insurance, accident or other "welfare-type" benefits to current or future retirees or terminated employees, their spouses or dependents, other than in accordance with Section 4980B of the Code, Part 6 of Subtitle B of Title I of ERISA or applicable state continuation coverage law.

               (c) To the best of Seller's knowledge, the Plans (and all related trusts, insurance contracts and funds) have been maintained, administered and funded in accordance with their terms and in compliance with the requirements of all applicable laws and regulations, including ERISA and the Code and the reporting and disclosure and nondiscrimination rules thereof. Each Plan that is an employee pension benefit plan intended to be qualified meets the requirements of "qualified plans" under Section 401(a) of the Code, and each such Plan, and each trust (if any) forming a part thereof, has received a favorable determination letter from the Internal Revenue Service as to the qualification under the Code of such Plan and the tax-exempt status of such related trust, and nothing has occurred since the date of such determination letter that could adversely affect the qualification of such Plan or the tax-exempt status of such related trust. To the best of Seller's knowledge, the Seller has complied in all respects with the requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.

               (d) To the best of Seller's knowledge, with respect to each Plan,
(i) no transaction has occurred that could subject the Seller, any administrator, trustee or other party dealing with such Plan, or Buyer, to any Tax or penalty, including any Tax or penalty under ERISA or the Code or other liability, (ii) no fiduciary (as defined in Section 3(21) of ERISA) has, or is expected to have, any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of such plans, and (iii) no actions, investigations, suits or claims (other than routine claims for benefits or routine actions seeking qualified domestic relations orders) are pending or threatened, and the Seller has no knowledge of any facts which would give rise to, or could reasonably be expected to give rise to, any such actions, investigations, suits or claims. No Plan has any unfunded liabilities.

               (e) Except as set forth on Schedule 2.6(e), none of the Plans provide for separation, severance, termination, accelerated vesting or similar type benefits that may be realized as a result of a "change in control." Sellers, prior to, on or after the Closing Date, have taken no actions nor made any omissions which would give rise to severance pay, discrimination or other employee related claims or damages.

               (f) With respect to each Plan, the Seller has provided Buyer with true, complete and correct copies, to the extent applicable, of (i) all documents pursuant to which the Plans are maintained, funded and administered (including, without limitation, plan and trust documents, summary plan descriptions, summaries of material modifications, insurance contracts, material employee communications and administrative services, record keeping, investment management and other service- provider agreements), (ii) the three most recent annual reports (Form 5500 series, with all schedules and attachments), (iii) the three most recent actuarial reports, (iv) the three most recent financial statements, and (v) all governmental rulings, determinations, and opinions (and pending requests for governmental rulings, determinations, and opinions).

        2.7 Employee Relations. To the best of Seller's knowledge, except as set forth in Schedule 2.7, Seller has complied with all applicable laws, rules and regulations which relate to employment and collective bargaining (including pay and discrimination) and to the operation of its business and is not liable for any arrears of wages, contributions or any taxes or penalties for failure to comply with any of the foregoing. Seller is not a party to, and is not threatened with, any dispute or controversy with a union or with respect to unionization or collective bargaining involving the employees of Seller.

        2.8    Agreements, Contracts and Commitments. Except as set forth on
Schedule 2.8, Seller has not breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any Contract. Each Contract is in full force and effect and, to the knowledge of Seller, the other party to such Contract has not breached, violated or defaulted under any of the terms or conditions of any Contract. Seller has obtained or will obtain prior to the Closing Date all necessary consents, waivers and approvals of parties to any Contract as are required to assign all rights and benefits thereunder to Buyer as of the Closing.

        2.9 Seller Financial Statements; Operations Since Balance Sheet Date. Seller's unaudited balance sheet as of August 20, 1997 for the period then ended (collectively, the "Seller Financials") has previously been delivered to Buyer. Except as set forth on Schedule 2.9, since August 20, 1997 (the "Financial Statement Date"), Seller has not sold, leased, pledged or encumbered any of the assets reflected on the Seller Financials or any of the Assets. The Seller Financials have been prepared in good faith and consistent with each other and in accordance with generally accepted accounting principles, as applicable. The Seller Financials present fairly the financial condition and operating results of Seller as of the dates and during the periods indicated therein.

        2.10 No Undisclosed Liabilities. Except as set forth in Schedule 2.10, hereto, Seller does not have any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or otherwise (whether or not required to be reflected in financial statements in accordance with generally accepted accounting principles), which individually or in the aggregate, (i) has not been reflected in the Seller Financials, (ii) has not arisen in the ordinary course of Seller's business since the Financial Statement Date or (iii) has not been specifically identified as an Assumed Liability.

        2.11 No Adverse Changes. Since the Financial Statement Date, except as set forth in Schedule 2.11 hereto: (i) the business of Seller has been conducted only in the ordinary course, except for the transactions contemplated by this Agreement; (ii) there has been no change in the condition (financial or otherwise), assets, liabilities, business, profits, prospects operations or affairs of Seller, other than changes in the ordinary course of business, none of which singly and no combination of which, in the aggregate, has been materially adverse; and (iii) there has been no damage, destruction or loss or other occurrence or development, whether or not insured against, which, either singly or in the aggregate, materially adversely affects, and Seller has no knowledge of any threatened occurrence or development which would materially adversely affect, the condition (financial or otherwise), assets, liabilities, business, operations or affairs of Seller, taken as a whole.

        2.12   Tax and Other Returns and Reports.

               (a) Definition of Taxes. For the purposes of this Agreement, "Tax" or, collectively, "Taxes", means any and all taxes, assessments and other governmental charges, duties, impositions and liabilities imposed by any governmental entity, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

               (b) Tax Returns and Audits. Except as set forth in Schedule 2.12 hereto:

                      (i) Seller has prepared and filed all returns, estimates, information statements and reports ("Returns") relating to any and all Taxes concerning or attributable to Seller or the Assets which it is required to file and such Returns were true and accurate and were completed in accordance with applicable law when filed.

                      (ii) Seller has paid or withheld all Taxes it is required to pay or withhold.

                       (iii) Seller has not been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding, proposed or assessed against Seller.

                       (iv) No audit or other examination of any Return of Seller is presently in progress, nor has Seller been notified of any request for such an audit or other examination.

                       (v) Seller does not have any liabilities for unpaid Taxes which have not been accrued or reserved against on the Seller Financials, whether asserted or unasserted, contingent or otherwise, and Seller has no knowledge of any basis for the assertion of any such liability attributable to Seller or the Assets.

                      (vi) There are (and as of immediately following the Closing there will be) no Liens, except for Permitted Liens, on the Assets of Seller relating to or attributable to Taxes. Seller has no knowledge of any basis for the assertion of any claims which, if adversely determined, would result in a lien or other encumbrance on the Assets or otherwise adversely effect Buyer or the Assets.

                      (vii) Seller shall be responsible for and pay all taxes of Seller, its affiliates, or the Assets arising at any time with respect to periods ending on or prior to the Closing Date, including the portion of real, personal or other property taxes attributable to such periods.

               (c) To the extent relevant to the Assets, Seller shall (i) provide Buyer with such assistance as may reasonably be required in connection with the preparation of any tax Return and the conduct of any audit or other examination by any taxing authority or in connection with judicial or administrative proceedings relating to any liability for taxes and (ii) retain and provide Buyer with all records or other information that may be relevant to the preparation of any tax Returns, or the conduct of any audit or examination, or other tax proceeding. Seller shall retain all relevant documents, including prior year's tax Returns, supporting work schedules and other records or information that may be relevant to such returns and shall not destroy or otherwise dispose of any such records without the prior written consent of Buyer.

        2.13 Conduct of Business. Except as disclosed on Schedule 2.13 hereto, since June 30, 1997, Seller has not: (i) created or incurred any liability (absolute, accrued, contingent or otherwise) except unsecured current liabilities incurred in the ordinary course of business consistent with past practice for other than money borrowed; (ii) mortgaged, pledged or subject to any lien or otherwise encumbered any of its assets, tangible or intangible;
(iii) discharged or satisfied any lien or encumbrance or paid any obligation or liability (absolute, accrued, contingent or otherwise) other than current liabilities shown on Seller's Financial Statements and current liabilities incurred since the Financial Statement Date in the ordinary course of business other than for money borrowed or under contracts or agreements entered into in the ordinary course of business (other than as a result of any default or breach of, or penalty under, any such contracts or agreements); (iv) waived, released or compromised any claims or rights, or experienced any labor trouble (including without limitation any actual or threatened strike or lock-out) or lost, or been threatened with the loss of, any key employees or any substantial number of employees; (v) entered into any settlement, compromise or consent with respect to any claim, proceeding or investigation; (vi) made capital expenditures or capital additions or betterments in excess of $10,000; (vii) sold, assigned, transferred, leased or otherwise disposed of any of its assets, tangible or intangible, canceled any debts or claims except, in each case, for fair consideration in the ordinary course of business; (viii) declared or paid any dividends, or made any other distribution on or in respect of, or directly or indirectly purchased, retired, redeemed or otherwise acquired any shares of its capital stock, paid any notes or open accounts, or paid any amount or transferred any asset to the Stockholder, any member of Stockholder's family or any other holder of any capital stock of Seller; (ix) made or become a party to, or become bound by, any contract or commitment or renewed, extended, amended, modified or terminated any contract or commitment which in any one case involved an amount in excess of $50,000; (x) issue or sold any shares of its capital stock; (xi) except in the ordinary course of business, granted any increase in the compensation of, made any other change in employment terms for, or adopted, amended, modified or terminated any bonus, profit-sharing, incentive, severance or other plan, contract or commitment for the benefit of, any of its directors, officers or employees; (xii) entered into any transaction not in the ordinary course of business (except for this Agreement); (xiii) changed any of its accounting methods or principles used in preparing the Financial Statements; or (xiv) entered into any contract or commitment to do any of the foregoing.

        2.14 Warranties. Except as described in Schedule 2.14 hereto, during the past three years, Seller has not given any written warranties with respect to any of its products or services. Schedule 2.14 also sets forth a description of all claims in excess of $25,000 concerning product liability or arising from services provided which have been made against Seller during the past three years.

        2.15 Governmental Authorization. No consent, permit, or other authorization by a Governmental Entity is required for the use of the Assets, the holding of an interest in the Assets or transfer of the Assets to Buyer or operation of the Business by Buyer thereafter.

        2.16 Litigation. Except as set forth on Schedule 2.16, there is no action, suit or proceeding of any nature pending or to Seller's knowledge threatened against Seller, or any of Seller's officers or directors in their respective capacities as such, relating to the Business or the Assets nor to Seller's knowledge is there any basis therefor. No Governmental Entity has at any time notified Seller in writing of any challenge or question regarding the legal right of Seller to manufacture, offer or sell any products relating to the Assets or the Business in the present manner or style thereof.

        2.17 Brokers' and Finders' Fees; Third Party Expenses. Seller has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or the Exhibits or any transaction contemplated hereby or thereby.

        2.18 Employee Arrangements. To Seller's knowledge, no New Employee (as defined in Section 4.10) is subject to any agreement or other arrangement that would in any manner hinder or obstruct the employment by Buyer of such individual, or result in any payments by Buyer in connection with such employment.

        2.19 Agreement Regarding Inventions and Other Intellectual Property. All current and former Biles employees whose employment directly relates or related to the Business have executed the Agreement Regarding Inventions and Other Intellectual Property in substantially the form attached hereto as Exhibit F.

        2.20 Environmental Laws. Seller is in compliance with the applicable laws or regulations relating to the protection of the environment or concerning the handling, storage, disposal or discharge of toxic materials (collectively, "Environmental Laws"), in all respects, and there is no pending or, to Seller's knowledge, threatened, action or proceeding against Seller alleging violations of the Environmental Laws.

        2.21 Compliance with Laws. To the best of Seller's knowledge, Seller has complied with and has not received any notices of any violation with respect to, any federal, state or local statute, law or regulation, domestic or foreign applicable to Seller.

        2.22 Complete Copies of Materials. Each copy of a document listed on the Exhibits attached hereto and previously delivered to Buyer is a true and complete copy of the document it purports to be.

        2.23 Restrictive Agreements. Except as set forth on Schedule 2.23, Seller is not party to or bound by any agreement, contract, policy, license, permit, document, instrument, arrangement or commitment relating to the Business or that could reasonably be anticipated to affect the Assets, that, by its terms, would limit the freedom of Buyer to compete in any line of business or with any individual, corporation, partnership, association or other entity or organization, including a government, or in any geographic area after the Closing Date.

        2.24 Accounts Receivable. All accounts receivable, net of reserves, shown on the Seller Financials, and all accounts receivable acquired by the Seller since the Financial Statement Date, net of reserves established consistent with the reserves shown on the Seller Financials, have been collected or will be collected within 120 days from the Closing Date and are subject to no known counterclaims or setoffs. All such accounts receivable have been generated in the ordinary course of business and reflect a bona fide obligation for the payment of goods or services provided by Seller.

        2.25 Delivery of Material Documents. Seller has delivered to Buyer or Buyer's counsel all documents materially relevant to the Business.

        2.26 Representations Complete. No representation or warranty of Seller in this Agreement or the Exhibits hereto contains an untrue statement of a material fact or omits to state a material fact required to be stated herein or therein to make the statements contained herein or therein not misleading.


                                   ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF BUYER

        Buyer represents and warrants to Seller as follows:

        3.1 Organization, Standing and Power. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has the corporate power to own its properties and to carry on its business as now being conducted. Buyer is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified would have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby.

        3.2 Authority; Consents. Buyer has all requisite corporate power and authority to enter into this Agreement and the Exhibits and to consummate the transactions contemplated hereby and thereby.

The execution and delivery of this Agreement and the Exhibits and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement and the Exhibits have been duly executed and delivered by Buyer and constitutes the valid and binding obligations of Buyer, enforceable in accordance with their terms except as such enforceability may be limited by bankruptcy or similar laws and general principles of equity. The execution and delivery of this Agreement and the Exhibits by Buyer does not, and, as of the Closing, the consummation of the transactions contemplated hereby and thereby will not, conflict with (i) any provision of the Certificate of Incorporation or Bylaws of Buyer or (ii) any agreement or instrument, permit, judgment, statute, law, rule or regulation applicable to Buyer. No consent, waiver, approval, or registration, declaration or filing with, any Governmental Entity or any third party is required by or with respect to Buyer in connection with the execution and delivery of this Agreement or the Exhibits or the consummation of the transactions contemplated hereby or thereby.

        3.3 Cash Consideration. Buyer currently has available, and at the Closing Date of the Acquisition will continue to have available, sufficient cash to enable it to perform its obligations under this Agreement or the Exhibits.

        3.4 Brokers' and Finders' Fees; Third Party Expenses. Buyer has not incurred, nor will it incur directly or indirectly, any liability for brokerage or finders' fees or agents commissions or any similar charges in connection with this Agreement or the Exhibits or any transaction contemplated hereby or thereby.


                                   ARTICLE IV

                              ADDITIONAL AGREEMENTS

        4.1 Protection of Assets by Seller. During the period from the date of this Agreement and continuing through the earlier of the termination of this Agreement or the Closing Date, Seller agrees not to take any actions which would encumber the Assets, impair its Intellectual Property rights with respect to the Business, take any action which would interfere with Buyer's ability to operate the Business or take any action reasonably likely to decrease the value of the Business or negatively affect Seller's ability to perform its obligations hereunder.

        4.2 Access to Information. Seller shall afford Buyer and its accountants, counsel and other representatives full access during normal business hours during the period prior to the Closing Date and so long as Buyer and Seller are in negotiation relating to the Acquisition (the "Due Diligence Period") to (a) all of Seller's properties, books, contracts, commitments and records relating to the Assets and the Business and (b) all other information concerning the Assets and the Business, and related properties and personnel (collectively, the "Due Diligence Documents") (subject to restrictions imposed by applicable law) of Seller as Buyer may reasonably request. Without limiting the foregoing, during the Due Diligence Period, Seller shall cooperate with Buyer and its representatives with respect to reasonable requests for production of the Due Diligence Documents. No information or knowledge obtained in any investigation pursuant to this Section 4.2 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Acquisition.

        4.3    Access to Books and Records.

               (a) Seller agrees to cooperate with Buyer and make available to Buyer, and permit Buyer to make copies of, all books and records of Seller relating to the Business which are not delivered to Buyer pursuant to this Agreement (including, but not limited to, correspondence, memoranda, books of account and the like) and relating to (i) events occurring prior to the Closing and relating to the Business or (ii) transactions or events occurring subsequent to the Closing which are related to or arise out of transactions or events occurring prior to the Closing and relating to the Business.

               (b) Buyer agrees to cooperate with Seller and to make available to Seller, and permit Seller to make copies of, such documents, books, records or information relating to the Assets or the Business prior to the Closing as Seller may reasonably require after the Closing in connection with any tax determination, matter or claim or contractual obligations to third parties, or to defend or prepare for the defense of any claim against Seller or to prosecute or prepare for the prosecution of claims against third parties by Seller relating to the conduct by Seller of the Business or in connection with any governmental investigation of Seller.

               (c) Buyer and Seller will each direct its employees to render any assistance which the other party may reasonably request in examining or utilizing records referred to in this Section 4.3.

               (d) Buyer and Seller each agrees to preserve and protect all books, records, files and data referred to in paragraph (a) above or paragraph
(b) above for a period of two (2) years after the Closing Date. Seller and Buyer will provide each other access to such records if such party so reasonably requests. During such period Buyer and Seller will not destroy any such records without giving at least thirty (30) days' notice to the other party. Upon receipt of such notice, such other party may (i) cause to be delivered to it the records intended to be destroyed, at such other party's expense or (ii) notify the first party that such other party will pay the cost of storing and maintaining such books and records (including any necessary costs of moving such books and records to a location under control of such other party).

        4.4 Best Efforts. Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use its commercially reasonable best efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement and the Exhibits for the purpose of securing to the parties hereto the benefits contemplated by this Agreement and the Exhibits.

        4.5 Confidentiality. Each of the parties hereto hereby agrees to keep such information or knowledge obtained pursuant to the negotiation and execution of this Agreement and the Exhibits , or the effectuation of the transactions contemplated hereby and thereby, confidential; provided, however, that the foregoing shall not apply to information or knowledge which (a) a party can demonstrate was already lawfully in its possession prior to the disclosure thereof by the other party, (b) is or becomes generally known to the public and did not become so known through any violation of law or this Agreement by the non-disclosing party, (c) is later lawfully acquired by such party from other sources, (d) is required to be disclosed by order of court or government agency after seeking any reasonably available protection against general disclosure or
(e) which is disclosed in the course of any litigation between any of the parties hereto; it being understood that the parties may disclose relevant information and knowledge to their respective employees and agents on a need to know basis, provided that the parties cause such employees and agents to treat such information and knowledge confidentially.

        4.6 Expenses. Whether or not the Acquisition is consummated, all fees and expenses incurred in connection with the Acquisition including, without limitation, all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the Exhibits and the transactions contemplated hereby and thereby, shall be the obligation of the respective party incurring such fees and expenses.

        4.7 Public Disclosure. Unless otherwise required by law or any applicable rule of a stock exchange or quotation system upon which a party's securities are listed, prior to the Closing Date, no disclosure (whether or not in response to an inquiry) of the subject matter of this Agreement shall be made by any party hereto unless approved by Buyer and Seller prior to release, provided that such approval shall not be unreasonably withheld, subject to Buyer's and Seller's obligation to comply with applicable securities laws.

        4.8 Notification of Certain Matters. Seller shall give prompt notice to Buyer, and Buyer shall give prompt notice to Seller, of (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of Seller or Buyer, respectively, contained in this Agreement or the Exhibits to be untrue or inaccurate in any material respect at or prior to the Closing Date and (ii) any failure of Seller or Buyer, as the case may be, to comply in any material respect with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this
Section 4.8 shall not limit or otherwise affect any remedies available to the party receiving such notice.

        4.9 Payment of Excluded Obligations. Seller shall pay all of its obligations with respect to the Excluded Obligations as soon as practicable after the Closing Date but in no event later than as set forth below:

               (a) CIT Note (Seller shall make full payment within 6 days of the Closing)

               (b) DEC liability (Seller shall make full payment within 6 days of the Closing)

               (c) Accrued wages payable (Seller shall make full payment within 6 days of the Closing)

               (d) First IRS tax payment (Seller shall make full payment within 6 days of the Closing)

               (e) Accrued expenses (Seller shall make full payment within 6 days of the Closing)

               (f) 401(k) liability (Seller shall make full payment within 15 days of the Closing)

               (g) Second IRS tax payment (Seller shall make full payment within 15 days of the Closing)


        4.10 Post-Closing Employment of the New Employees. Seller shall terminate each Biles employee listed on Exhibit G on and as of the Closing Date, effective as of start of business on the next business day following the Closing Date. Prior to the date hereof, Buyer has extended an offer of employment to all the employees listed on Exhibit G who are employed by Seller and are terminated by Seller on the Closing Date pursuant to the foregoing sentence. Each such offer of employment shall be on an "at will" basis, subject to Buyer's terms, conditions and policies of employment, effective as of start of business on the next business day following the Closing Date and contingent upon the consummation of the transactions contemplated hereby. Nothing contained in this
Section is intended or shall be deemed to (a) require Buyer to employ such persons for any fixed or pre-determined time after the Closing, or (b) confer upon any employee of Seller, past, present, or future, any rights of employment of any nature, it being understood and agreed that the provisions of this Section are intended to set forth an agreement between Buyer and Seller, and are not intended to benefit any persons not party to this Agreement, including such employees. The individuals listed on Exhibit G who become employees of Buyer within 10 days of the Closing (the "New Employees") shall be given service credit for their respective periods of employment with Seller under Buyer's benefit plans, except as prohibited by applicable federal and state laws and regulations.

        New Employees shall be employed subject to Buyer's customary employment, compensation and benefit policies, including, but not limited to, bonus policies, overtime, shift premium, paid time off, other similar policies. New Employees shall accrue vacation pay under Buyer's vacation pay policy. Buyer will assume the accrued but unearned 1997 vacation accrual under Seller's vacation plan with respect to the New Employees not to exceed $80,000. Buyer shall be responsible after the Closing for the COBRA continuation coverage with respect to all Seller employees and former employees who do not become New Employees of Buyer and the dependents and former spouses of such employees and former employees. Buyer shall prepare and furnish to each New Employee, Form W-2 which shall reflect all wages and compensation paid to such employees for that portion of the calendar year in which the Closing occurs during which such employees were employed by Seller. Seller shall furnish to Buyer the Forms W-4 and W-5 of each New Employee. Buyer shall send to the appropriate Social Security

Administration office a duly completed Form W-3 and accompanying copies of the duly completed Form W-2. It is the intent of the parties hereunder that the obligation of Buyer and Seller under this Section 4.10 shall be carried out in accordance with Section 5 of the Internal Revenue Service's Revenue Procedure 84-77. To the extent possible, all previously authorized payroll deductions of Regular Personnel shall continue following the Closing.

        4.11 Employment Agreements. Each of Robert Harris, Margaret Landers and John Hook shall have entered into employment agreements in substantially the form attached hereto as Exhibit J, effective as of the Closing Date.

        4.12 Operations Prior to the Closing. Seller shall operate and carry on the Business only in the ordinary course and substantially as presently operated. Consistent with the foregoing, Seller (i) shall keep and maintain the Assets in their present operating condition and repair, reasonable wear and tear excepted, (ii) shall use its best efforts to maintain the business organization of the Business intact and to preserve the goodwill of the suppliers, contractors, licensors, employees, customers, distributors and others having business relations with Seller and (iii) shall not take any action that would encumber the Assets, impair its intellectual property rights with respect to the Assets, take any action that would interfere with Buyer's ability to operate the Business following the Closing or take any actions reasonably likely to decrease the value of the Business.

        4.13 Additional Documents and Further Assurances. Each party hereto, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

        4.14 Tax Returns. Seller shall be responsible for and pay when due any Taxes attributable to or levied or imposed upon the Assets relating or pertaining to the period (or that portion of any period) ending on or prior to the Closing Date. Seller shall continue to timely file within the time period for filing, or any extension granted with respect thereto, all of Seller's Tax Returns required to be filed in connection with the Assets and any portion of any such Tax Returns connected therewith shall be true and correct and completed in accordance with applicable laws.

        4.15 Withholding Taxes. All payments hereunder shall be reduced by any taxes required to be withheld under applicable law, provided Buyer shall notify Seller in writing at least five (5) days prior to making any payment if Buyer intends to make any withholding and shall provide Seller with information reasonably requested by Seller as to the basis for such withholding. Any amounts withheld shall be paid to the appropriate taxing authorities and the payor shall provide the payee with any official receipts issued by said taxing authorities. In order to exempt any payments of imputed interest from back-up withholding, Seller agrees to provide a completed Form W-8, and renew such Form W-8 as necessary.

        4.16 Customers. Seller shall provide or make available to Buyer, upon request (i) a list of all outstanding written customer orders, purchase orders and other customer commitments relating to the

Assets and (ii) data regarding the standard cost of sales for the items covered by such orders; and Seller shall provide upon request such other information as is (A) relevant to profitability on such items, (B) available to Seller without incurring undue effort or expense and (C) requested by Buyer.

        4.17   Covenant Not to Compete.

               (a) For a period of three (3) years from and after the Closing Date, the Sellers shall not (i) directly or indirectly, engage in, or participate in the financing, operation, management or control of, any person, firm corporation or business that engages in, or intends to engage in, the Business anywhere in the world; or (ii) solicit for employment or hire, employ or otherwise retain (whether as an employee, officer, agent, consultant, advisor or in any capacity whatsoever) any New Employee, any employee of Seller who refused an offer of employment by Buyer, or any employee of Buyer, without the prior written consent of Buyer.

               (b) If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 4.17 is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability will have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision with a term or provision and this Agreement will be enforceable as so modified.

        4.18 Termination of Seller/401(k) Plan. Seller shall cause its Profit Sharing/401(k) Plan (the "Seller 401(k) Plan") to be terminated prior to the Closing.

        4.19 Assumption of Office Lease. At the Closing, or as soon as practicable thereafter, not to exceed thirty (30) days following the Closing Date, Buyer and Seller shall cause to be executed and deliver such documents reasonably requested by American National Insurance Company ("Lessor") as reasonably necessary to effect an assignment and assumption by Buyer of the lease by and between Seller and Lessor dated December 11, 1995, as amended September 1, 1996 and January 1, 1997 with respect to Seller's office facilities located at 6161 Savoy Drive, Houston, Texas (the "Lease") which documents shall include: (i) Assignment, Assumption and Consent to Lease among Buyer, Seller and Lessor and (ii) an Estoppel Certificate in favor of Buyer. Nothing contained herein shall obligate Buyer to assume any unperformed obligations or any other liabilities under such lease incurred or accrued prior to the Closing Date; provided, however, Buyer shall assume past due rent obligations under the Lease up to the amount of $125,878. Buyer shall have the right to rescind such assumption of the Lease in the event that (i) Lessor does not approve of consent to the assignment of the Lease to Buyer or (ii) Lessor does not waive any existing or prior defaults under the Lease.

        4.20 Stockholder's Participation in Buyer's Medical Plan. Upon the Closing, Stockholder will be entitled to participate in Buyer's group medical plans and will be given credit for his years' service with Seller in connection therewith.

        4.21 Delivery of Purchase Price Allocation. Buyer shall deliver to Seller the purchase price allocation as soon as practicable after the Closing, but in no event later than 30 days after the Closing.

        4.22 Delivery of Seller Records. Buyer shall deliver to Seller all of Seller's records in the possession of Buyer.


                                    ARTICLE V

                                 INDEMNIFICATION

        5.1    Indemnity.

               (a) Escrow Funds. At the Closing Date, Buyer shall deposit the Escrow Cash and the Purchase Price Adjustment Escrow Cash into escrow (the "Escrow Fund") pursuant to the terms of the Escrow Agreement in substantially the form attached hereto as Exhibit H (the "Escrow Agreement"). Buyer and Seller agree to enter into and be bound by the Escrow Agreement. Payment to Seller of the Escrow Cash placed in the Escrow Fund shall be contingent upon the occurrence or nonoccurrence of those certain events as more fully set forth in the Escrow Agreement and as set forth herein concerning indemnity, as applicable.

               (b) Indemnity for Buyer's Benefit in the Event of Loss. Sellers hereby agree, jointly and severally, to indemnify and hold Buyer and its subsidiaries, directors, officers and agents harmless against and in respect of any loss, cost, expense (including, without limitation, reasonable attorney fees), claim, liability, deficiency, judgment or damage (hereinafter, individually, a "Loss"; and collectively, "Losses") incurred by Buyer, its subsidiaries, officers, directors and agents (i) as a result of any breach of a covenant, representation or warranty of Sellers contained in this Agreement,
(ii) by reason of the failure of Sellers to perform their respective obligations under this Agreement, (iii) any claim, under or with respect to any Employee Benefit Plan, (iv) any claim for Taxes of Sellers relating to the period prior to and including the Closing or (v) any claim that Sellers have violated any Environmental Laws in connection with the ownership or operation of the Business, (vi) any claim by Ron Hall against Seller in which Buyer is named or can be reasonably be expected to be named or (vii) any claim as to which the parties have mutually agreed in writing.

               (c) Interpretation. Solely for purposes of this Article V, the existence and extent of any breach of any covenant, representation or warranty under Article II referred to in Section 5.1(b) shall be determined by reading such representation or warranty as if all materiality standards contained in such representation or warranty (i.e., without reference to the qualifier "material," "materially," "material to the Business as a whole," "in all material respects," "in any material respect," "Material Adverse Effect" or similar qualifiers), has been deleted from such representation or warranty in its entirety.

        5.2 Expiration of Indemnification. The indemnification obligations under this Article V with respect to any Loss shall terminate at 5:00 p.m. Pacific Standard Time on the first anniversary of the

Closing Date, but shall not terminate as to any Loss (or a potential claim by an appropriate party) asserted in good faith prior to such date; provided, however, that the indemnification obligations referred to in Section 5(b)(iii)-(v) shall survive until the expiration of the applicable statute of limitations, if any. The indemnification obligations under this Article V with respect to any Purchase Price Adjustment shall terminate upon (i) release of Purchase Price Adjustment Cash, if applicable, in satisfaction of a Purchase Price Adjustment in favor of Buyer, if any, or (ii) Escrow Agent's receipt of the Purchase Price Adjustment Escrow Cash Release Notice from Buyer.

        5.3 Indemnification Procedure in the Event of Loss. In the event of a claim by Buyer for indemnity is made by written notice thereof to Seller, on or prior to the date one (1) year from the Closing Date (the "Escrow Cash Period"), Buyer shall initially proceed to recover such Losses from the Escrow Cash. If such Losses exceed the amount of Escrow Cash or if claims for such Losses are made after the Escrow Cash Period, Buyer shall then proceed against the Sellers, subject to the limitations set forth in Section 5.6 hereof.

        5.4 Indemnification Procedure in the Event of Purchase Price Adjustment. In the event of a claim by Buyer for indemnity as a result of the Closing Net Working Capital Deficit exceeding the 8/20/97 Net Working Capital Deficit by an amount greater than $100,000 is made by written notice to Escrow Agent and Seller, Buyer shall initially proceed to recover such deficiencies from the Purchase Price Adjustment Escrow Cash. Provided further, that if the Closing Net Working Capital Deficit exceeds $400,000, then the amount of "Accounts Payable" and/or "Royalty Commission Payable" to be assumed by Buyer shall be reduced to a level such that Closing Net Working Capital Deficit does not exceed $400,000.

        5.5 Additional Provisions. Nothing in this Article V or otherwise shall limit, in any manner, any remedy at law or equity, to which Buyer may be entitled as a result of fraud by Sellers or any of their respective employees, officers, directors or agents.

        5.6 Arbitration. Any controversy involving a claim by an indemnified party pursuant to this Article V shall be finally settled by arbitration in Orange County, California in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association; and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Such arbitration shall be conducted by an arbitrator chosen by mutual agreement of Buyer and Sellers. Failing such agreement, the arbitration shall be conducted by three independent arbitrators, none of whom shall have any competitive interests with Buyer or Sellers. Buyer shall choose one such arbitrator, Sellers shall choose one such arbitrator, and such two arbitrators shall mutually select a third arbitrator. Any decision of two such arbitrators shall be binding on Buyer and Sellers. Each party shall pay its own costs and expenses (including counsel fees) of any such arbitration except that the arbitrator can compel one party to pay all or a portion of the other party's costs and expenses.

        5.7 Trigger for Indemnification Obligation; Maximum Obligation. Sellers shall not be responsible for any indemnification obligation under
Section 5.1(b) until Buyer has incurred $25,000 in Losses), upon such event, Seller shall be responsible for the full amount of Losses incurred by Buyer, except as otherwise provided herein. The maximum amount payable by Seller under
Section 5.1(b) shall be $2,500,000 and the maximum amount payable by Stockholder under Section 5.1(b) shall be $1,750,000.

        5.8 Mediation. Buyer and Sellers agree to use reasonable efforts to mediate claims for losses arising under this Agreement prior to engaging the procedures set forth in this Article 5.

        5.9 Scope of Indemnity. Buyer acknowledges that, except for equitable relief, including specific performance, or in the case of fraud, its sole and inclusive remedy with respect to any and all claims relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions of this Article V.


                                   ARTICLE VI

                          CONDITIONS TO THE ACQUISITION

        6.1 Conditions to Obligations of Each Party to Effect the Acquisition. The respective obligations of each party to this Agreement to effect the Acquisition shall be subject to the satisfaction at or prior to the Closing Date to the condition that no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Acquisition shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Acquisition, which makes the consummation of the Acquisition illegal.

        6.2 Additional Conditions to Obligations of Sellers. The obligations of Sellers to consummate and effect this Agreement and the Exhibits and the transactions contemplated hereby and thereby shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Seller:

               (a) Representations, Warranties and Covenants. The representations and warranties of Buyer in this Agreement shall be true and correct in all material respects (without giving duplicative effect to any materiality standard contained in the terms of such representations and warranties) on and as of the Closing Date as though such representations and warranties were made on and as of such time and Buyer shall have performed and complied in all material respects (without giving duplicative effect to any materiality standard contained in the terms of such representations and warranties) with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Closing Date. Notwithstanding the foregoing, Buyer shall not be deemed to have breached a representation and warranty if the condition causing such breach is cured within ten business days of written notice to Buyer from Seller of such breach.

               (b) Certificate of Buyer. Sellers shall have been provided with a certificate duly executed on behalf of Buyer to the effect that, as of the Closing Date:

                             (i) all representations and warranties made by
Buyer in this Agreement are true and correct in all material respects (without giving duplicative effect to any materiality standard contained in the terms of such representation or warranty); and

                             (ii) all covenants, obligations and conditions of
this Agreement to be performed by Buyer on or before such date have been so performed in all material respects (without giving duplicative effect to any materiality standard contained in the terms of such obligation).

               (c) Cancelled Promissory Notes. Buyer shall deliver to Seller cancelled promissory notes between Buyer and Seller dated August 15, 1997 and September 10, 1997 in the aggregate principal amount of $300,000.

        6.3 Additional Conditions to the Obligations of Buyer. The obligations of Buyer to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Buyer:

               (a) Representations, Warranties and Covenants. The representations and warranties of Sellers in this Agreement shall be true and correct (without giving duplicative effect to any materiality standard contained in the terms of such representations and warranties) on and as of the Closing Date as though such representations and warranties were made on and as of such time and Sellers shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with without giving effect to any materiality standard contained in the terms of such representations and warranties by them as of the Closing Date. Notwithstanding the foregoing, Sellers shall not be deemed to have breached a representation and warranty if the condition causing such breach is cured within ten business days of written notice to Sellers from Buyer of such breach.

               (b) Certificate of Sellers. Buyer shall have been provided with a certificate executed by and on behalf of Sellers to the effect that, as of the Closing Date:

                             (i) all representations and warranties made by
Sellers in this Agreement are true and correct in all material respects (without giving duplicative effect to any materiality standard contained in the terms of such representation or warranty); and

                             (ii) all covenants, obligations and conditions of
this Agreement to be performed by Sellers on or before such date have been so performed in all material respects (without giving duplicative effect to any materiality standard contained in the terms of such obligations).

               (c) Claims. There shall not have occurred any claims against Seller (whether or not asserted in litigation) which would reasonably be expected to materially and adversely affect the consummation of the transactions contemplated hereby, the Assets or the Business.

               (d) No Injunctions or Restraints on Conduct of Business. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or provision challenging Buyer's proposed acquisition of the Assets, or limiting or restricting Buyer's conduct or operation of any business related to the Assets (or its own business) following the Acquisition shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending.

               (e) No Material Adverse Changes. There shall not have occurred any Material Adverse Effect in the Assets or the Business.

               (f) Buyer Agreement Regarding Inventions and Other Intellectual Property. Each of the New Employees listed on Exhibit G shall each have entered into an Agreement Regarding Inventions and Other Intellectual Property on substantially the terms set forth in Exhibit F which shall be in full force and effect.

               (g) Payment of Excluded Obligations. Buyer shall have been delivered copies of documents and other instruments it may reasonably request evidencing Seller's repayment of the Excluded Obligations immediately following the Closing.

               (h) Third Party Consents. Seller shall have obtained the consents of third parties to assign the contracts specified in Exhibit I from Seller to Buyer.

               (i) Employment Agreements. Each of Robert Harris, Margaret Landers and John Hook shall have entered into employment agreements in substantially the form attached hereto as Exhibit J, effective as of the Closing Date.

               (j) Escrow Agreement. Seller shall have executed and delivered to Buyer an Escrow Agreement substantially in the form attached hereto as Exhibit H.

               (k) Completion of Buyer's Due Diligence. Buyer shall have satisfactorily completed (in Buyer's judgment) its due diligence review of Seller in connection with the Acquisition, including Seller's Disclosure Schedule to be provided at least five (5) days prior to the Closing Date.

               (l) UCC Termination Statement. Seller shall deliver to Buyer evidence of filing of a UCC Termination Statement with respect to the security interest related to that certain promissory note by and between Stockholder and Seller dated August 1, 1997 in the aggregate principal amount of $659,286.24.

               (m) Cancelled Promissory Note. Seller shall deliver to Buyer the cancelled promissory note between Stockholder and Seller dated August 1, 1997 in the aggregate principal amount of $659,286.24, along with evidence of the filing of a UCC Termination Statement with respect to such indebtedness.


                                   ARTICLE VII

                        TERMINATION, AMENDMENT AND WAIVER

        7.1 Termination. Except as provided below, this Agreement may be terminated and the Acquisition abandoned at any time prior to the Closing Date:

               (a) by mutual consent of Seller and Buyer;

               (b) by Buyer or Seller if: (i) the Closing has not occurred by November 30, 1997; (ii) there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the Acquisition; or (iii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Acquisition by any Governmental Entity that would make consummation of the Acquisition illegal; and

               (c) by Buyer if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Acquisition by any Governmental Entity, which would: (i) prohibit Buyer's ownership of the Assets or operation of all or a portion of the Business or (ii) compel Buyer to dispose of or hold separate all or a portion of the Assets, the Business or other businesses or assets of Buyer as a result of the Acquisition.

        7.2 Effect of Termination. In the event of termination of this Agreement as provided above, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Buyer or Seller, or their respective officers, directors, stockholders or equity owners, provided that each party shall remain liable for any breaches of this Agreement prior to its termination; and provided further that, the provisions of Sections 4.5, 4.6,
4.7 and Article VIII of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

        7.3 Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of Buyer and Seller.

        7.4 Extension; Waiver. At any time prior to the Closing Date, Buyer on the one hand, and Seller, on the other, may, to the extent legally allowed,
(i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.


                                  ARTICLE VIII

                               GENERAL PROVISIONS

        8.1 Survival of Representations and Warranties. The representations, warranties and covenants of Sellers and Buyer set forth in this Agreement (as modified by Exhibit D) or in any instrument delivered pursuant to this Agreement shall survive the Closing and continue as follows: (a) the representations and warranties with respect to Taxes, Employee Benefit Plans and Environmental Laws shall survive until the expiration of the applicable statute of limitations, if any, and (b) the balance of the representations and warranties shall survive until 5:00 p.m. Pacific Standard Time on the third anniversary of the Closing Date but shall not terminate as to any potential claim asserted in good faith prior to such date. The representations and warranties of Buyer in Article III of this Agreement or in any instrument delivered pursuant to this Agreement shall not survive the Closing.

        8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via telecopy (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

               (a) if to Buyer, to:

                   Simulation Sciences Inc.
                   601 Valencia Avenue, Suite 100
                   Brea, California 92823
                   Attention:  Charles R. Harris
                   Telephone No.: (714) 579-0412
                   Telecopy No.:  (714) 579-0951
                   with a copy to:

                   Wilson Sonsini Goodrich & Rosati
                   Professional Corporation
                   650 Page Mill Road
                   Palo Alto, California 94304
                   Attention: Mark Bonham, Esq.
                                Robert G. O'Connor, Esq.
                   Telephone No. (650) 493-9300
                   Telecopy No.:  (650) 493-6811

               (b) if to Seller, to:

                   W.R. Biles & Associates, Inc.
                   6161 Savoy Drive, Suite 500
                   Houston, Texas 77036-3386
                   Attention:  Margaret F. Landers
                   Telephone No:  (713) 789-8880
                   Telecopy No.:  (713) 789-5524

                   with a copy to:

                   Sheinfeld, Maley & Kay
                   1001 Fannin, Suite 3700
                   Houston, Texas 77002-6797
                   Attention:  Nelson R. Block
                   Telephone No.:  (713) 754-6205
                   Telecopy No.:  (713)  658-9756

        8.3 Interpretation. When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. References to "this Agreement" or "the Agreement" shall mean the Agreement including all Exhibits unless otherwise provided herein. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        8.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

        8.5 Entire Agreement. This Agreement and the Exhibits hereto, each of which is hereby incorporated into this Agreement and made a part hereof: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof;
(b) are not intended to confer upon any other person any rights or remedies hereunder, unless expressly provided otherwise; and (c) shall not be assigned by operation of law (except in connection with a change in the jurisdiction of incorporation of Buyer) or otherwise except as otherwise specifically provided. The parties further acknowledge and agree that, in entering into this Agreement, they have not in any way relied upon any oral or written agreements, statements, promises, information, arrangements, understandings, representations or warranties, express or implied, not specifically set forth in this Agreement.

        8.6 Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision (including, if applicable, one that limits the scope or duration of the covenants contained herein) that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

        8.7    Other Remedies. Except as otherwise provided herein, including
Section 5.6, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

        8.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.

        8.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

        8.10 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY RIGHTS THAT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY OF THE

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



RELATED AGREEMENTS OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS OR ACTIONS OF ANY OF THE PARTIES HERETO RELATING THERETO.

        8.11 Waiver of Certain Damages. EXCEPT IN THE CASE OF FRAUD EACH OF THE PARTIES HERETO TO THE FULLEST EXTENT PERMITTED BY LAW IRREVOCABLY WAIVES ANY RIGHTS THAT IT MAY HAVE TO PUNITIVE, SPECIAL OR EXEMPLARY DAMAGES IN RESPECT OF ANY LITIGATION BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY RELATED AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS OR ACTIONS OF ANY OF THE PARTIES HERETO RELATING THERETO.




                  [REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

        IN WITNESS WHEREOF, Buyer and Seller have caused this Agreement to be signed by themselves or their duly authorized respective signatories, all as of the date first written above.

                                     "BUYER"

                                     SIMULATION SCIENCES INC.


                                     By: /s/ Charles R. Harris
                                        ---------------------------------------

                                     Name: Charles R. Harris
                                          -------------------------------------

                                     Title: President and CEO
                                           ------------------------------------

                                     "SELLER"

                                     W.R. BILES & ASSOCIATES, INC.

                                     By: /s/ Robert A. Harris
                                        ---------------------------------------

                                     Name: Robert A. Harris
                                          -------------------------------------

                                     Title: President and CEO
                                          -------------------------------------

                                     "STOCKHOLDER"
                                     /s/ William R. Biles
                                     ------------------------------------------
                                     William R. Biles*

                                     *By: /s/ Sandra Stewart Biles
                                         --------------------------------------
                                          Sandra Stewart Biles,
                                          Agent and Attorney-in-fact



        [SIGNATURE PAGE TO SIMULATION SCIENCES ASSET PURCHASE AGREEMENT]


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